CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated July 28, 2023, relating to the financial statements and financial highlights of Sterling Capital Focus Equity ETF and Sterling Capital Diverse Multi-Manager Active ETF, each a series of Northern Lights Fund Trust IV, for the year ended May 31, 2023, and to the references to our firm under the headings “Fund Service Providers”, “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Policies and Procedures for Disclosure of Portfolio Holdings” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ COHEN & COMPANY, LTD.

Milwaukee, Wisconsin

September 26, 2023